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                                                                     EXHIBIT 5.1



                   [LETTERHEAD OF MORGAN, LEWIS & BOCKIUS LLP]


May 28, 2002


Cephalon, Inc.
145 Brandywine Parkway
West Chester, PA 19380


Re: Cephalon, Inc. -- Registration Statement on Form S-8 Relating to the Cephalon, Inc. 2000 Equity Compensation Plan for Employees and Key Advisors

Ladies and Gentlemen:

We have acted as counsel Cephalon, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to 1,300,000 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"), issuable under the Cephalon, Inc. 2000 Equity Compensation Plan for Employees and Key Advisors, as amended and restated, effective as of May 15, 2002 (the "Plan"). We have examined such certificates, records, statutes and other documents as we have deemed relevant in rendering this opinion.

As to matters of fact, we have relied on representations of officers of the Company. In our examination, we have assumed the genuineness of documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

Based upon the foregoing, it is our opinion that the Shares, when issued and delivered in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

The opinion set forth above is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP